Vertigro Algae Production Testing Gets High Marks

El Paso, Texas – Dec. 12, 2007 – (OTC:BB GGRN - Cusip 37947A105) Algae as a biofuel feedstock has taken a big step towards reality as data from the initial testing of Vertigro algae revealed.

“Results indicate a potential yield of 276 tons of algae biomass per acre per year,” said Glen Kertz. CEO of Valcent Products Inc. Vertigro is a joint venture between Valcent Products Inc. (VCPTF) and Global Green Solutions Inc. (GGRN). “Achieving the same biomass production rate with an algae species having 50% lipids (oil) content would deliver approximately 33,000 gallons of algae oil per acre per year.”

Tests were conducted at the Vertigro research and development facility in El Paso, Texas. The primary objective was testing the robustness of the technology to continuously grow healthy algae in a closed loop production system over extended periods with representative field operating conditions. A secondary objective was to determine the initial benchmark of algae biomass production rate.

“We are growing healthy algae under varying environmental and operating conditions in our bioreactors,” said Doug Frater, president and CEO of GGRN. “These initial results are very encouraging as the system has not yet achieved optimal operation. We are still exploring bioreactor density per acre, algae growth rate parameters, and high oil-content algae species/strain selection. In the coming months, we intend to further optimize the technology and demonstrate economic algae production for biofuel feedstock purposes.”

Global Green Solutions Inc., www.globalgreensolutionsinc.com develops and implements ecotechnology solutions for renewable energy and reduction of greenhouse gas emissions. Global Green Solutions Inc. is a U.S. public traded company (OTCBB:GGRN) with offices in Vancouver, San Diego, El Paso, New York, London, Brussels and Johannesburg.

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